Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Inpixon and Subsidiaries on Form S-1 Amendment No. 1 File No. 333-233763 of our report which includes an explanatory paragraph as to Jibestream’s ability to continue as a going concern, dated July 15, 2019, with respect to our audits of the consolidated financial statements of Jibestream Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ MNP llp

MNP llp

Toronto, ON

October 16, 2019